Exhibit 99.17

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Statements and Experts” in the Prospectus/Proxy Statement for Jefferson Pilot Variable Fund, Inc. – Money Market Portfolio and “Financial Statements” in the Statement of Additional Information of Jefferson Pilot Variable Fund, Inc. dated January 8, 2007 and to the incorporation by reference in this Registration Statement (Form N-14) of Lincoln Variable Insurance Products Trust of our report dated February 10, 2006 on the financial statements and financial highlights of the Money Market Fund of Lincoln Variable Insurance Products Trust included in the 2005 Annual Report to shareholders.

We also consent to the references to our firm under the caption “Financial Highlights” in the Prospectus (Standard Class) with respect to the Money Market Fund of Lincoln Variable Insurance Products Trust dated May 1, 2006 and “Financial Statements” in the Statement of Additional Information with respect to the Money Market Fund of Lincoln Variable Insurance Products Trust dated May 1, 2006, in the Registration Statement (Form N-1A)(Post-Effective Amendment No. 19 to File No. 33-70742; Amendment No. 21 to File No. 811-08090) of Lincoln Variable Insurance Products Trust, which are incorporated by reference in this Registration Statement (Form N-14) of Lincoln Variable Insurance Products Trust.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 5, 2006